UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	November 13, 2015
(Date of earliest event reported)	November 13, 2015

ONE Gas, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-36108	46-3561936
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 East Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 947-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

ONE Gas, Inc. (NYSE: OGS) announced that a joint stipulation and settlement agreement has been signed by all parties to the rate case filed by its Oklahoma Natural Gas division that will become effective upon receipt of the approvals described below. In addition to Oklahoma Natural Gas, the agreement was signed by the Staff of the Public Utility Division of the Oklahoma Corporation Commission (OCC), the Oklahoma Attorney General and an intervenor group called the Oklahoma Industrial Energy Consumers.
The joint stipulation and settlement agreement will be presented for consideration to an administrative law judge at a hearing on November 18, 2015. Following a recommendation from the administrative law judge, the OCC will then consider the administrative law judge’s recommendation. In accordance with Oklahoma law, the OCC has 180 days from July 8, 2015 filing date to consider and render a decision in the Oklahoma Natural Gas rate case.
If the joint stipulation and settlement agreement is approved by the OCC as filed, Oklahoma Natural Gas’ base rates would increase $29,995,000 beginning in 2016. The joint stipulation includes the continuation, with certain modifications, of the Performance Based Rate Change (PBRC) tariff that was established in 2009.
The joint stipulation and settlement agreement includes a return on equity of 9.5 percent, which represents the midpoint of the allowed range of 9.0 to 10.0 percent as defined within the PBRC tariff. The initial common equity ratio would be 60.5 percent, unchanged from the original filed request. For each future PBRC filing, the maximum allowed common equity ratio would decrease by 1 percent beginning with a 59 percent common equity ratio in the 2017 PBRC review of calendar year 2016 and end with a 56 percent common equity ratio in the 2020 PBRC review of calendar year 2019. Oklahoma Natural Gas would be required to file a rate case in 2021 based on a 12-month test year ending December 31, 2020.

SIGNATURE

Pursuant to the requirements of the Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONE Gas, Inc.

Date:	November 13, 2015	By:	/s/ Curtis L. Dinan
Curtis L. Dinan Senior Vice President, Chief Financial Officer and Treasurer

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